Exhibit 99.3

Sino-Global Establishes Subsidiary in Hong Kong, China and Establishes Branch in Zhoushan, China

Monday September 29, 5:00 pm ET

BEIJING, Sept. 29 /Xinhua-PRNewswire/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO - News; "Sino-Global"), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced the establishment of a new wholly-owned operating subsidiary, Sino-Global Shipping (HK) Limited ("Sino-Global HK"). Sino-Global HK will become Sino-Global's control and management center for southern Chinese ports and will enable Sino-Global to extend its offering of comprehensive shipping agency services to vessels going to and from one of the world's busiest ports. Sino-Global also announced that it has established a branch in Zhoushan, Jiangsu province, China.

"In line with our strategy to build a world-class shipping agency, we are expanding our geographic operations in order to better serve our clients from port to port," said Mr. Cao Lei, Sino-Global's chief executive officer. "Southern Chinese ports are typically shallow-water ports, and many of our clients' vessels must first dock in Hong Kong's deep-water port to unload a significant portion of their cargo before proceeding to ports in Mainland China. We expect that the establishment of our Hong Kong subsidiary will allow us to extend our comprehensive set of high-quality shipping agency services to another stop along our clients' journeys and provide ample opportunities for business development. Likewise, we expect our establishment of local operations in Zhoushan will bring us one step closer to our goal of providing a consistent level of personal attention and service to our clients in each of China's 76 unique ports."

Through Sino-Global HK, Sino-Global expects to provide the same level of shipping agency services currently provided in Mainland China, including intelligence, planning, real-time analysis of port-related information and execution of in-port logistics. The company noted that in addition to helping it better serve existing clients, it expects an established presence in Hong Kong will allow Sino-Global to attract new business opportunities and increase the number of ships it serves.

With its deep-water port and status as a regional business and logistics hub, Hong Kong is firmly established as the naval gateway into China. Hong Kong is one of the world's busiest container ports with a throughput of nearly 24 million TEUs (Twenty-Foot Equivalent Units) in 2007, according to the Marine Department of the government of the Hong Kong Special Administrative Region. It was the world's busiest container port from 1987 to 1989, from 1992 to 1997, and from 1999 to 2004.

Zhoushan port in Jiangsu province is located adjacent to the Ningbo port, at the crossroads of China's north-south shipping route and is an important gateway into the Yangtze River, making it one of the busiest ports in Mainland China. Jiangsu province has a population of over 75 million residents.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in Mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping services. With local branches in six of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from this world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9000 and UKAS certifications.

Forward-Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward- looking statements, which speak only as the date hereof. Specifically, Sino- Global cannot guarantee that the establishment of a subsidiary in Hong Kong, the establishment of a branch in Zhoushan, the commencement of operations in Hong Kong or any planned expansion of services will produce any revenues, provide any other benefits or meet the prospects referenced herein. Sino- Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

In the United States:
Ms. Manxi Liu
Ogilvy Financial, New York
Tel: +1-212-880-5361
Email: Manxi.Liu@ogilvypr.com

In China:
Ms. Flora Tian
Ogilvy Financial, Beijing
Tel: +86-10-8520-6524
Email: Flora.Tian@ogilvy.com